Exhibit 99.1
Contact:
Jim Goff, InterMune, Inc., 415-466-2228, jgoff@intermune.com
INTERMUNE ANNOUNCES SECOND QUARTER 2007 FINANCIAL RESULTS AND BUSINESS HIGHLIGHTS
BRISBANE, Calif., August 2, 2007 — InterMune, Inc. (Nasdaq: ITMN) today announced results from operations for the second quarter and six months ended June 30, 2007. InterMune reported a net loss for the second quarter of 2007 of $19.8 million, or $0.58 per share, compared to a net loss of $44.0 million, or $1.33 per share, in the second quarter of 2006. The second quarter 2006 net loss included a $30.0 million expense taken as a provision related to a settlement with the government.
Total revenue in the second quarter of 2007 was $25.4 million, compared with total revenue of $24.1 million in the second quarter of 2006. Revenue in the second quarter of 2007 primarily consisted of Actimmune® (interferon gamma-1b) revenue of $14.5 million and a development milestone payment of $10.0 million received from Roche under the companies’ collaboration for the development of ITMN-191 and second-generation protease inhibitor compounds. Actimmune revenue in the second quarter of 2007 was approximately 40% lower than in the same quarter of 2006, reflecting lower off-label physician prescriptions of Actimmune for the treatment of idiopathic pulmonary fibrosis (IPF), which InterMune does not promote. In early March 2007, InterMune announced that its Phase 3 INSPIRE program for Actimmune in IPF had been discontinued, and that future Actimmune revenue was expected to decline.
Second quarter 2007 research and development (R&D) expenses were $28.0 million, which was $3.2 million, or 13%, higher than in the second quarter of 2006, primarily due to the accelerated rate of patient enrollment in 2007 in the Phase 3 CAPACITY program for pirfenidone in IPF, and the Phase 1a study of ITMN-191, which concluded in May. General and administrative (G&A) expenses of $7.1 million in the second quarter of 2007 were approximately 30% lower than in the same period a year earlier, reflecting cost-reductions and lower headcount related to the closure of the INSPIRE trial for Actimmune.

As of June 30, 2007, InterMune had cash, cash equivalents and available-for-sale securities of approximately $208.5 million.
Dan Welch, President and Chief Executive Officer of InterMune, said, “The second quarter was very productive. We completed patient enrollment of CAPACITY, our Phase 3 program for pirfenidone for the treatment of idiopathic pulmonary fibrosis, approximately seven months ahead of schedule. We also successfully completed our Phase la study of our HCV protease inhibitor, ITMN-191, and worked diligently to prepare to initiate the Phase 1b study in the current quarter or early next quarter — which would be our first experience with the compound in patients infected with the Hepatitis C virus. Our $10 million development milestone earned this quarter from our collaborator Roche, underscores the companies’ continued progress on ITMN-191. Finally, we successfully negotiated a new supply agreement for Actimmune, which eliminated nearly $92 million in future minimum purchase commitments.”
Results for the Six Months Ended June 30, 2007
InterMune also reported financial results for the six months ended June 30, 2007. The net loss for the period was $40.6 million, or $1.19 per share, compared with a net loss of $56.8 million, or $1.73 per share in the first six months of 2006.
Total revenue in the first half of 2007 was $45.7 million, compared with total revenue of $48.5 million in the same period of 2006, a decrease of 6%. Revenue from sales of Actimmune totaled $34.1 million in the first six months of 2007, a decline of $14.4 million, or 30%, reflecting lower off-label sales of Actimmune for the treatment of IPF, which InterMune does not promote. Revenue from the collaboration with Roche for the development of protease inhibitors, including ITMN-191, was $11.6 million in the first six months of 2007. InterMune reported no collaboration revenue in the first six months of 2006 because the Roche collaboration was initiated in October 2006.
R&D expenses were $57.4 million in the first six months of 2007, an $11.1 million, or approximately 24% increase when compared to the same period of 2006. This increase was primarily due to two quarters of enrollment in CAPACITY in 2007 and conduct of the Phase 1a study of ITMN-191, which enrolled its first patient in January 2007 and was completed in May of 2007. G&A expenses of $16.6 million in the first half of 2007 were approximately 20% lower than in the first six months of 2006, reflecting cost-reductions and lower headcount related to the closure of the INSPIRE trial for Actimmune.
Pulmonology Highlights and Upcoming Events
•	In May 2007, InterMune announced that it had completed enrollment of patients in the Phase 3 CAPACITY program for pirfenidone in IPF seven months earlier than had been expected at the time of program initiation. A total of 779 patients were enrolled. The primary endpoint in the two Phase 3 CAPACITY trials is change in forced vital capacity (FVC).

•	The study conduct of the CAPACITY program has been excellent. Notably, a very low rate of patient drop outs has been observed to date, more than 15 months since the first patient was enrolled. InterMune expects that top-line results of CAPACITY will be available in late 2008 or early in 2009.

•	InterMune entered into a new supply agreement with Boehringer Ingelheim Austria GmbH (BI Austria), effective June 29, 2007, for the commercial and clinical supply of Actimmune. As a result, InterMune eliminated approximately $91.6 million in future minimum purchase commitments for Actimmune that existed under the previous supply agreement. In consideration for terminating the existing supply agreement, in addition to $4.5 million that InterMune expensed in 2006, InterMune has paid to BI Austria approximately $5.5 million. Under the new agreement, InterMune is not required to make any minimum annual purchase commitments and BI Austria is not required to commit to reserving any minimum annual capacity for the manufacture of Actimmune.

•	The results of the Phase 3 INSPIRE trial of Actimmune in IPF will be presented at the Annual Congress of the European Respiratory Society in Stockholm, September 15-19, 2007.
Hepatology Highlights and Upcoming Events
•	On May 3, InterMune announced that dosing had been completed in the Phase 1a single ascending dose (SAD) study of its Hepatitis C Virus (HCV) protease inhibitor, ITMN-

191, in healthy volunteers. The study was designed to assess the safety and pharmacokinetic profile of single doses of ITMN-191 administered as monotherapy, with and without food. A significantly higher than anticipated plasma level of ITMN-191 was experienced by patients in dose cohorts of ITMN-191 administered with food, indicating that in subsequent clinical studies, administration of ITMN-191 with food may permit the use of lower doses to achieve a given target exposure.

•	Plasma levels of ITMN-191 were observed in all dose groups and PK modeling suggests a range of potentially efficacious doses to examine in the multi-dose Phase 1b study. Doses in this range were well tolerated following administration of the single dose. All adverse events reported in subjects receiving ITMN-191 were mild in severity, short lived, and resolved spontaneously without intervention. No serious adverse events were reported in the Phase 1a study.

•	As a result of the pharmacokinetic observations from the Phase 1a SAD study, the recent clinical data on competitive HCV protease inhibitors and the collective preclinical and in-vitro experience with ITMN-191 to date, InterMune announced on May 3 that it would prepare and submit an amendment to the Clinical Trial Authorization (CTA) for the planned Phase 1b multiple ascending dose (MAD) study in patients with chronic hepatitis C infection. On July 24, 2007, InterMune and its partner, Roche, announced that they had submitted the revised Phase 1b study protocol and other documentation in the form of a Clinical Trial Authorization (CTA) request, to the relevant European regulatory authority.

•	The Phase 1b study is designed to assess safety, tolerability, pharmacokinetics, and the effect on viral kinetics and viral resistance of multiple ascending doses of ITMN-191 given as a monotherapy. InterMune plans to administer ITMN-191 for a period of 14 days to three ascending dose cohorts of treatment-naïve chronic hepatitis C patients infected with HCV genotype 1. Twice per day (BID) and three-times per day (TID) dosage regimens will be studied. The study may be extended to additional cohorts of treatment-naïve patients, based on results from the first three planned cohorts. In addition, a single cohort of non-responders, defined as patients who failed to achieve a sustained virologic response to current standard-of-care therapy, is planned.

•	Assuming a timely approval of the CTA amendment by the European regulatory authority and the Ethics Committee for the clinical trial sites, InterMune expects to initiate the Phase 1b multiple ascending dose (MAD) study late in the current quarter, or in the beginning of the next quarter. Given the anticipated timing of the initiation of the Phase 1b MAD trial, InterMune now expects to announce initial top-line viral kinetic and safety results from the MAD study in the first quarter of 2008.

•	On July 24, 2007, InterMune announced that it had earned a $10 million development milestone payment from Roche which has been reported in our second quarter results of operations.
2007 Guidance for Operating Expenses
InterMune today reiterated its forward-looking guidance with respect to operating expenses in 2007.
For the year ending December 31, 2007, R&D expense is anticipated to be in a range of approximately $100 to $110 million, net of development cost reimbursements under the Roche collaboration. G&A expense is anticipated to be in a range of approximately $25 to $35 million. These ranges are unchanged from the financial guidance provided on May 3, 2007, and exclude restructuring or retention expenses related to discontinuation of the INSPIRE trial.
On March 20, 2007, InterMune announced that it would reduce staffing levels by approximately 50% as a result of the termination of the INSPIRE trial. The majority of staffing reductions occurred in April of 2007 and additional reductions occurred in June of 2007. InterMune recorded charges for restructuring-related expense associated with these operational changes of approximately $1.3 million in the first quarter of 2007 and approximately $8.6 million in the second quarter of 2007. Approximately $6.8 million of the restructuring charges in the second quarter were related to termination of an existing supply agreement with BI Austria for the commercial and clinical supply of Actimmune. Approximately $0.4 million of additional restructuring-related expense is expected to be recorded over the balance of 2007.
Conference Call and Webcast Details
InterMune will host a conference call today at 4:30 p.m. EDT to discuss its financial results for the second quarter and first six months of 2007, and its clinical development programs. Interested investors and others may participate in the conference call by dialing 888-799-0528

(U.S.) or 706-634-0154 (international), conference ID# 10972528. A replay of the webcast and teleconference will be available approximately three hours after the call.
To access the webcast, please log on to the company’s website at www.intermune.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required.
The teleconference replay will be available for 10 business days following the call and can be accessed by dialing 800-642-1687 (U.S.) or 706-645-9291 (international), and entering the conference ID# 10972528. The webcast will remain available on the company’s website until the next earnings call.
About InterMune
InterMune is a biotechnology company focused on the research, development and commercialization of innovative therapies in pulmonology and hepatology. InterMune has a pipeline portfolio addressing idiopathic pulmonary fibrosis (IPF) and hepatitis C virus (HCV) infections. The pulmonology portfolio includes the Phase 3 program, CAPACITY, which is evaluating pirfenidone as a possible therapeutic candidate for the treatment of patients with IPF and a research program focused on small molecules for pulmonary disease. The hepatology portfolio includes the HCV protease inhibitor compound ITMN-191 (referred to as R7227 within the Roche research and development programs) in Phase 1a, a second-generation HCV protease inhibitor research program, and a research program evaluating a new target in hepatology. For additional information about InterMune and its R&D pipeline, please visit www.intermune.com.
Forward-Looking Statements
This news release contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended, that reflect InterMune’s judgment and involve risks and uncertainties as of the date of this release, including without limitation the statements related to anticipated future financial results and product development. All forward-looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-looking statements or information. InterMune’s actual results could differ materially from those described in InterMune’s forward-looking statements.

Factors that could cause or contribute to such differences include, but are not limited to, those discussed in detail under the heading “Risk Factors” in InterMune’s most recent annual report on Form 10-K filed with the SEC on March 30, 2007 (the “Form 10-K”) and other periodic reports filed with the SEC, including the following: (i) the risk that if physicians do not prescribe Actimmune for the treatment of IPF, an indication for which Actimmune has not been approved by the FDA, or if patient referral rates continue to decline, InterMune’s revenues will decline; (ii) risks related to regulation by the FDA and other agencies with respect to InterMune’s communications with physicians concerning Actimmune for the treatment of IPF; (iii) reimbursement risks associated with third-party payors; (iv) risks related to whether InterMune is able to obtain, maintain and enforce patents and other intellectual property; (v) risks related to significant regulatory, supply and competitive barriers to entry; (vi) risks related to the uncertain, lengthy and expensive clinical development and regulatory process, including having no unexpected safety, toxicology, clinical or other issues; (vii) risks related to achieving positive clinical trial results; (viii) risks related to timely patient enrollment and retention in clinical trials; (ix) the results of the InterMune CAPACITY trials of pirfenidone may differ materially from those of the Shionogi & Co., Ltd. Phase 3 trial of pirfenidone; (x) the results as reported by Shionogi concerning their Phase 3 trial may differ from those published or presented in a peer-reviewed forum; and (xi) risks related to the company’s manufacturing strategy, which relies on third-party manufacturers and which exposes InterMune to additional risks where it may lose potential revenue. The risks and other factors discussed above should be considered only in connection with the fully discussed risks and other factors discussed in detail in the Form 10-K and InterMune’s other periodic reports filed with the SEC, all of which are available via InterMune’s web site at www.intermune.com.
Actimmune® is a registered trademark of InterMune, Inc. Each other trademark, trade name or service mark appearing in this news release belongs to its holder.
Financial tables follow

InterMune, Inc.
PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2007	2006	2007	2006
Revenue, net
Actimmune	$14,533	$24,111	$34,058	$48,467
Collaboration revenue	10,818	—	11,636	—

Total revenue, net	25,351	24,111	45,694	48,467

Costs and expenses:
Cost of goods sold	3,276	5,138	8,560	11,511
Research and development	27,956	24,769	57,395	46,330
General and administrative	7,090	10,085	16,586	20,790
Provision for government settlement	—	30,000	—	30,000
Restructuring charges	8,596	—	9,929	—

Total costs and expenses	46,918	69,992	92,470	108,631

Loss from operations	(21,567)	(45,881)	(46,776)	(60,164)

Interest income	2,544	2,228	5,244	4,370
Interest expense	(745)	(315)	(1,459)	(629)
Other income (expense)	(40)	(50)	2,522	(127)

Loss from continuing operations	(19,808)	(44,018)	(40,469)	(56,550)
Discontinued operations:
Income (loss) from discontinued operations	16	38	(128)	(216)

Net loss	$(19,792)	$(43,980)	$(40,597)	$(56,766)

Basic and diluted net loss per share:
Continuing operations	$(0.58)	$(1.33)	$(1.19)	$(1.72)
Discontinued operations	$—	$—	$—	$(0.01)

Net loss per share	$(0.58)	$(1.33)	$(1.19)	$(1.73)

Shares used in calculating basic and diluted net loss per share	34,315	33,030	34,190	32,847

InterMune, Inc.
PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	June 30,	December 31,
	2007	2006
Cash, cash equivalents and available-for-sale securities	$208,510	$214,548
Other assets	32,372	43,035

Total assets	$240,882	$257,583

Total other liabilities	$37,171	$34,731
Liability under government settlement	33,945	33,116
Deferred collaboration revenue	67,897	59,533
Convertible senior notes	170,000	170,000
Stockholders’ equity (deficit)	(68,131)	(39,797)

Total liabilities and stockholders’ equity (deficit)	$240,882	$257,583

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